201 Technology Drive • Irvine • California •92618
Telephone: (949) 450-5400
Facsimile: (949) 450-5300
Email: IR@endocare.com
Website: www.endocare.com

FOR RELEASE March 14, 2005 at 7:30 am (EST)

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	Michael R. Rodriguez, CFO
(949) 474-4300	(949) 474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	(949) 450-5400
www.allencaron.com	www.allencaron.com	www.endocare.com

ENDOCARE RAISES $15.6 MILLION WITH PRIVATE PLACEMENT OF COMMON EQUITY
Endocare Management and Board Member Participate

IRVINE, CA (March 14, 2005) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation along with vacuum technologies for erectile dysfunction, today reported that it has completed a private placement of 5,635,378 newly issued shares of its common stock raising approximately $15.6 million in gross proceeds. The shares were priced at $2.77, equal to the closing price on March 10, 2005, one day prior to the close of the financing. The financing syndicate was led by Dallas based Greenway Capital, a value oriented partnership investing in public companies. In addition, two members of the Endocare management team, Chairman and CEO Craig T. Davenport and President and COO William J. Nydam, as well as a member of the board of directors made personal investments totaling $1.0 million in the transaction. Seven Hills Partners, a Merchant Bank based in San Francisco, California managed the transaction.

     The investors will also receive five-year warrants to purchase 1,972,374 shares of common stock at an exercise price of $3.50 per share and 1,972,374 shares of common stock at an exercise price of $4.00 per share. The warrants are exercisable on a cash exercise basis only, and are callable by the Company based upon certain conditions.

     Regarding the financing, Davenport stated, “We are very pleased to expand our investor base and to strengthen our balance sheet with this new equity capital, which we will use for working capital purposes and to invest in our market development efforts. We can now continue our efforts to rapidly build adoption in prostate and renal cancer cryoablation as well as investing additional capital to continue our entrance into interventional radiology and oncology markets treating palliative bone pain and cancers of the lung and liver.”

     In January 2005, the Board approved a recommendation from Management to instruct the Company’s merchant bank, Seven Hills Partners, to evaluate the potential for completing an equity round of financing. With that decision, Management and several Board members expressed interest in participating in the round if such was executed. In order to ensure a conflict of interest was avoided, the Board established a Special Committee to manage and negotiate the terms for the round without Messrs. Davenport and Nydam and any participating Board member being involved in the negotiations. The Special Committee negotiated the terms of this transaction with participating investors. Messrs. Davenport and Nydam and the Board member who was not on the Special Committee were given the opportunity to participate at the terms agreed upon by the Special Committee and the investors.

     The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities.

About Endocare

     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; changes in and/or attrition to the Company’s senior management; limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; uncertainty regarding the timing of filing of the Company’s periodic reports; and the Company’s successful relisting on NASDAQ. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

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